EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
William S. McCalmont 972/753-2314	Michael J. Briskey 972/753-2342
Executive Vice President & CFO	Senior Vice President & Treasurer
wmccalmont@acecashexpress.com	mbriskey@acecashexpress.com

ACE CASH EXPRESS CONTINUES NETWORK GROWTH

Acquisitions and De Novo Development Fuel Expansion

DALLAS (January 4, 2005) -— ACE Cash Express, Inc. (NASDAQ:AACE) today announced that during the period October 1, 2004 through January 3, 2005 it has opened 23 company-owned stores, opened 17 franchised stores and acquired 43 stores in five separate transactions. As of January 4, 2005, ACE has a network of 1,327 stores in 38 states and the District of Columbia.

     The 43 acquired stores were purchased for an aggregate investment of approximately $11.7 million and include stores located in the following markets:

•	Pennsylvania: ACE acquired 26 stores in Philadelphia from a local private company. These stores represent the first ACE stores in Philadelphia and add to the 16 stores that ACE currently operates in the state.

•	Ohio: ACE acquired six stores in Cincinnati from a local private company and three stores in Columbus from a franchisee. The Cincinnati stores represent the first company-owned stores to open in the city.

•	Wisconsin: ACE acquired five stores in Milwaukee from a local private company representing its first entrance into the state.

•	California: ACE acquired three stores in Los Angeles from a local private company adding to its existing footprint of 44 stores in the greater Los Angeles area.

     “The addition of these 83 stores is consistent with our growth strategy and allows us to leverage our strong network and technology systems,” stated Jay B. Shipowitz, President and

CEO of ACE, “We are particularly excited about introducing company-owned stores in four new markets and expanding our presence into these attractive geographic locations.”

About ACE

     ACE Cash Express, Inc. is a leading retailer of financial services, including check cashing, short-term consumer loans and bill payment services, and the largest owner, operator and franchisor of check cashing stores in the United States. As of January 4, 2005, ACE had a network of 1,327 stores in 38 states and the District of Columbia, consisting of 1,111 company-owned stores and 216 franchised stores. ACE focuses on serving unbanked and underbanked consumers, many of whom seek alternatives to traditional banking relationships in order to gain convenient and immediate access to check cashing services and short-term consumer loans. ACE’s website is found at www.acecashexpress.com.

Forward Looking Statements

     This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally identified by the use of words such as “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “target,” “goal,” “should,” “would,” and terms with similar meanings.

     Although the Company believes that the current views and expectations reflected in these forward-looking statements are reasonable, these views and expectations, and the related statements, are inherently subject to risks, uncertainties, and other factors, many of which are not under the Company’s control and may not even be predictable. Any inaccuracy in the assumptions, as well as those risks, uncertainties and other factors, could cause the actual results to differ materially from these in the forward-looking statements. These risks, uncertainties, and factors include, but are not limited to, matters described in the Company’s reports filed with the Securities and Exchange Commission, such as:

•	the Company’s relationships with Republic Bank & Trust Company, with Travelers Express and its affiliates and with its bank lenders;

•	the Company’s relationships with providers of services or products offered by the Company or property used in its operations;

•	federal and state governmental regulation of check cashing, short-term consumer lending and related financial services businesses;

•	any litigation regarding the Company’s short-term consumer lending activities;

•	theft and employee errors;

•	the availability of adequate financing, suitable locations, acquisition opportunities and experienced management employees to implement the Company’s growth strategy;

•	increases in interest rates, which would increase the Company’s borrowing costs;

•	the fragmentation of the check cashing industry and competition from various other sources, such as banks, savings and loans, short-term consumer lenders, and other similar financial services entities, as well as retail businesses that offer services offered by the Company;

•	the terms and performance of third-party services offered at the Company’s stores; and

•	customer demand and response to services offered at the Company’s stores.

     The Company expressly disclaims any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in the Company’s views or expectations, or otherwise. The Company makes no prediction or statement about the performance of its Common Stock.

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